Exhibit 99.8

Rainbow Capital Holdings Limited

No. 710, 7/F, Wing On House,

No. 71 Des Voeux Road Central,

Central, Hong Kong

October 21, 2025

VIA EDGAR

Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Rainbow Capital Holdings Limited
Registration Statement on Form F-1 (File No. 333-284975)
Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Rainbow Capital Holdings Limited (the “Company”), a company limited by shares incorporated under the laws of the British Virgin Islands, is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its Post-Effective Amendment No. 1 to the registration statement on Form F-1 (File No. 333-284975) (the “Registration Statement”) relating to a proposed initial public offering and listing on the Nasdaq Capital Market of the Company’s Class A ordinary shares, par value US$0.0001 per share.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of and for the years ended September 30, 2024 and 2023 and unaudited interim consolidated financial statements as of and for the six months ended March 31, 2025 and 2024.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the filing (the “12-Month Requirement”).

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to comply with the 12-Month Requirement.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended September 30, 2025 will be available until December 2025.

5.	In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is hereby filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Rainbow Capital Holdings Limited

By:	/s/ Choi Tan Yee
Mr. Choi Tan Yee
Chief Executive Officer and
Executive Director